UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2015
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Markel Corporation
(Exact name of registrant as specified in its charter)
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Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4521 Highwoods Parkway
Glen Allen, Virginia 23060-6148
(804) 747-0136
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report.)
______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Officer Changes
On November 19, 2015, Markel Corporation (the “Company”) announced that, effective January 1, 2016, Thomas S. Gayner, President and Chief Investment Officer, and Richard R. Whitt, III, President and Co-Chief Operating Officer, will serve as Co-Chief Executive Officers of the Company. In addition, F. Michael Crowley, President and Co-Chief Operating Officer, will serve as the sole President of the Company as of the same date. Each of Messrs. Crowley, Gayner and Whitt will continue to report to Alan I. Kirshner, who will serve as the Company’s Executive Chairman of the Board.
In addition to serving as Co-Chief Executive Officers of the Company, Mr. Gayner will oversee the Company’s investment portfolio and non-insurance operating companies, known as Markel Ventures, and Mr. Whitt will oversee the Company’s international insurance and reinsurance operations as well as its underwriting, finance, actuarial, claims, information technology, legal and administrative functions. Mr. Crowley will continue to oversee the Company’s global insurance, specialty and wholesale operations and its marketing, human resources and strategic management functions.
As Executive Chairman of the Board, Mr. Kirshner will remain employed as an executive officer of the Company and continue to focus on long-term strategic planning and development for the Company.
Voluntary Deferred Compensation Plan
On November 19, 2015, the Board, upon the recommendation of the Compensation Committee, adopted The Markel Corporation Voluntary Deferral Plan (the “Plan”), to be effective March 1, 2016. The Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees of the Company, including the Company’s principal executive ofଁcer, principal ଁnancial ofଁcer and other “named executive officers”. Below is a brief description of the terms and conditions of the Plan. Currently, there are no amounts payable to any named executive officer under the Plan.
The Plan is an account-based plan that allows participants to defer voluntarily the payment of current compensation to future years. The Plan permits each participant to defer up to 30% of base salary and up to 100% of any cash bonus and performance-based cash compensation, which amounts would be credited to an account established for the participant under the Plan. The amounts credited to a participant’s account will always be fully vested.
Amounts credited to a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives available under the Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may receive distributions from the Plan: (1) upon separation from service, in either a lump sum or installment payments over three, four or five years, as elected by the participant; (2) upon death, in a lump sum; or (3) on dates specified by the participant between 3 and 15 years in the future with such in-service distribution payments made in either a lump sum or annual installments over a term of either five, ten or fifteen years, as elected by the participant. The participant’s distribution election regarding in-service payments will be subject to override by the participant’s distribution election regarding separation of service payments. There will be a six month delay for commencement of payment upon termination of employment to any “specified employee” as defined under Internal Revenue Code Section 409A.
The Compensation Committee will be the administrator of the Plan.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective November 19, 2015, the Company’s Board of Directors amended and restated the Company’s Bylaws to:

•	allow for the separation of the position of Chairman of the Board of the Company from the Chief Executive Officer(s);

•
add a new Article that requires that certain Virginia courts be the exclusive jurisdiction for adjudication of internal corporate disputes unless the Company consents in writing to the selection of an alternative forum; and

•
add a new Article that provides for the continued validity, legality and enforceability of the Bylaws to the fullest extent permitted by law if any particular provision is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance.

This description of the amendments to the Bylaws is qualified in its entirety by reference to the copy of the amended and restated Bylaws filed as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

3.1	Bylaws, as amended and restated November 19, 2015 (filed herewith)

99.1	Press Release issued November 19, 2015, announcing executive officer changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: November 20, 2015	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	General Counsel and Secretary

Exhibit Index

Exhibit	Description
3.1	Markel Corporation Bylaws, as amended and restated November 19, 2015
99.1	Press Release issued November 19, 2015